This Employment Agreement (the “Agreement”) is entered into effective as of September 4, 2019 (“Effective Date”) by and among GoDaddy.com, LLC (the “Company”), GoDaddy Inc. (“GoDaddy”), Desert Newco, LLC (“Parent”) and Andrew Low Ah Kee (“Executive”)(hereinafter collectively referred to as the “Parties”).
Summary of Material Terms

Term	Summary	Cross-Reference
Position	Chief Operating Officer	Section 1
Reports to	Aman Bhutani - Chief Executive Officer	Section 1
Employment Term	Through December 31, 2024 unless extended	Section 2
Annual Salary	$500,000	Section 3(a)
Annual Target Bonus	100% of annual salary	Section 3(b)
Non-Change in Control Severance
•    Any earned but unpaid salary or bonus
•    100% of annual salary
•    100% target Annual Bonus for year of termination
•    Payment equal to the cost of health insurance coverage for 18 months
•    Acceleration of time-based equity awards that would have vested in next 12 months
•    Pro-rata vesting of performance-based equity awards that would have vested for the performance period in which termination occurs, based on actual performance
Section 5(b)(iii)
Change in Control Severance
•    Any earned but unpaid salary or bonus
•    150% of annual salary
•    150% of target Annual Bonus for the year of termination
•    Payment equal to the cost of health insurance coverage for 18 months
•    Acceleration of all time-based and performance-based equity awards (at the greater of target or actual performance)
Section 5(b)(iv)
1.Duties and Scope of Employment. Executive will serve as the Company’s Chief Operating Officer, reporting to the Company's Chief Executive Officer, and will perform the duties, consistent with this position, as assigned by Executive’s supervisor or the Company’s Board of Directors (the “Board”).
2.    Employment Term. Subject to the provisions of Section 5, beginning on the Effective Date and, continuing until December 31, 2024, Executive will be employed with the Company on the terms and subject to the conditions set forth in this Agreement; provided, however, that beginning on December 31, 2023 and on each one year anniversary thereafter (each an “Extension Date”), the employment term will be automatically extended for an additional one-year period, unless the Company or Executive provides the other Party written notice at least 30 calendar days before the Extension Date that the employment term will not be extended.
3.    Compensation.
(a)    Base Salary. The Company will continue to pay Executive an annual salary of $500,000.00 as compensation for services (the “Base Salary”). The Base Salary will be paid according to the Company’s normal payroll practices and subject to the usual and required withholdings. Executive’s salary may be reviewed and adjusted annually by Executive’s supervisor, the Board or the Compensation Committee of the Board (“Committee”).

(b)    Annual Bonus.
(i)    Executive is eligible to earn a target annual cash bonus of 100% of Executive’s Base Salary based upon achievement of individual and corporate performance objectives established under the Company’s executive bonus plan by the Board or the Committee in its sole discretion and payable upon achievement of those applicable objectives, subject to minimum and maximum limits as established by the Company (the “Annual Bonus”). The individual and corporate goals will be weighted - which means that for the 2019 fiscal year 80% of Executive’s target Annual Bonus is based on Company goals (subject to minimum and maximum limits as established by either the Board or the Committee) and 20% is comprised of Executive’s individual and team goals. The annual bonus is paid when practicable after the Board or Committee determines it has been earned, subject to Executive being employed on the date of payment.
(ii)     For all fiscal years, if a non-individual performance target is lowered for other senior executives, then it will be lowered for Executive as well. If any Annual Bonus is earned, it will be paid when practicable after the Board or Committee determines it has been earned, subject to Executive being employed on the date of payment (except as provided herein). For future years, the Board or the Committee may modify the structure and performance objectives used for the Annual Bonus determinations.
(c)    Future Equity Awards. Executive will be eligible to participate in future annual equity grant cycles, provided Executive continues to be a Service Provider at the time of grant as well as Executive’s execution of the necessary documentation in effect at the time of grant. The final equity mix and vesting of any future equity awards will be commensurate with the equity awards in effect at the time of grant.
(d)    Equity Compensation. On the Effective Date, Executive was granted an equity award covering shares of GoDaddy Inc. Class A common stock (the “Equity Awards”), which is governed by the terms and conditions of the GoDaddy Inc. 2015 Equity Incentive Plan (the “2015 Incentive Plan”) and the publicly-filed and currently available forms of award agreement thereunder (collectively, including the 2015 Incentive Plan, the “Equity Documents”) allocated as follows:
(i)    39,882 time-based restricted stock units (“RSUs”) that will vest over a two-year period: 50% on the first anniversary of the Effective Date and the remaining on the second anniversary of the Effective Date subject to Executive continuing to be a Service Provider (as defined in the 2015 Incentive Plan) through each vesting date;
(ii)    9,971 performance-based restricted stock units (“PSUs”) that will vest based on the Company’s achievement of its performance goals for fiscal year 2020 that are established by the Board or the Committee for the fiscal year 2020 performance-based focal award grants to the Company’s other senior executives, achievement of which shall be determined solely by the Committee and the Board, provided Executive continues to be a Service Provider through the vesting date; and
(iii)    9,971 PSUs that will vest based on the Company’s achievement of its performance goals for fiscal year 2021 that are established by the Board or the Committee for the fiscal year 2021 performance-based focal award grants to the Company’s other senior executives, achievement of which shall be determined solely by the Committee and the Board, provided Executive continues to be a Service Provider through the vesting date.

4.	Employee Benefits.
(a)    Executive will be entitled to participate in the employee benefit plans, including invention incentive programs, maintained by the Company and generally applicable to senior executives of the Company. The Company may cancel or change the benefit plans and programs it offers and those changes will not breach this Agreement.
(b)    During and after Executive’s employment by the Company, Executive will be provided coverage under the Company’s directors’ and officers’ liability insurance policy and form of indemnification agreement as in effect for other senior executives of the Company.

5.    Termination of Employment; Severance.
(a)    At-Will Employment. Executive and the Company agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees this at-will employment relationship will not be modified or amended unless it is done in a writing that complies with Section 10(f) and Section 10(i) and explicitly references this Section 5(a). Executive’s employment will terminate upon the earlier to occur of
(i)    a termination by the Company with or without Cause (for clarity, including Executive’s termination in connection with the Company delivering notice to Executive that the Company will not renew the employment term pursuant to Section 2 above if Executive is able and willing to continue employment on the terms set forth in this Agreement at the time of such notice of non-renewal and further that Executive continues to perform services hereunder through the remainder of the term of the Agreement, or if earlier, the date set forth in the notice);
(ii)    Executive’s Disability or death; or
(iii)    a resignation by Executive with or without Good Reason.
(b)    Terminations of Employment. Executive’s employment may be terminated under various scenarios addressed in this Section 5(b). Upon any termination of employment, Executive will receive benefits described in Section 5(b)(i). Depending on the circumstances of the termination of employment, subject to the conditions in Section 6, Executive may be entitled to a lump sum payment of the amounts listed under one of Section 5(b)(ii), Section 5(b)(iii), or Section 5(b)(iv). Executive agrees that upon termination of Executive’s employment for any reason, Executive will resign as of the date of such termination and to the extent applicable, from the Board (and any committees thereof), the board of directors (and any committees thereof) of any of the Company’s affiliates and from any other positions Executive holds with the Company or any of its affiliates.
(i)    Termination for Cause or Resignation Other Than for Good Reason. Executive’s employment may be terminated for Cause, effective upon the Company’s delivery to Executive of a Notice of Termination or Executive may resign. If Executive’s employment is terminated for Cause or Executive resigns other than for Good Reason, Executive will receive:
(1)    the Base Salary accrued through the termination date, payable under the Company’s usual payment practices;
(2)    reimbursement within 60 days following submission by Executive to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred by Executive prior to the termination date; provided that claims for reimbursement are submitted, under Company policy, to the Company within 90 days following the termination date; and
(3)    any fully vested and non-forfeitable employee benefits to which Executive may be entitled under the Company’s employee benefit plans (other than benefits in the nature of severance pay) (the amounts described in clauses (1) through (3) above are referred to later as the “Accrued Obligations”).
(ii)    Termination by Reason of Disability or Death. Executive’s employment may be terminated effective upon the Company’s delivery to Executive of a Notice of Termination if Executive becomes Disabled and will automatically terminate upon Executive’s death. Upon termination of Executive’s employment for either Disability or death, Executive or Executive’s estate (as the case may be) will receive:
(1)    the Accrued Obligations;
(2)    any earned but unpaid Annual Bonus for a prior year. For the avoidance of doubt, if Executive is terminated after the end of a fiscal year but before annual bonuses are approved and paid to other senior executives in the normal course of business, then Executive will receive an Annual Bonus for the prior fiscal year, the actual amount of which will still be subject to the achievement of any performance targets as established by the Company the achievement of which will be determined by the Company. Any payment under this Section 5(b)(ii)(2) will be paid on the first to occur of (A) the date on which Annual Bonuses are paid generally to the Company’s senior executives for the prior year or (B) no later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurred; and
(3)    a prorated Annual Bonus amount for the year of termination, if any would have been payable to Executive based on achievement of performance criteria if Executive had remained employed through the full fiscal year in which the termination of employment occurred. The prorated amount will be calculated based on the number of calendar days employed and any such prorated amount will be paid no later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurred.
(iii)    Termination Without Cause, Resignation for Good Reason. Executive’s employment may be terminated without Cause effective upon the Company’s delivery to Executive of a Notice of Termination, or by Executive’s resignation for Good Reason effective 60 days following delivery to the Company of Notice of Termination provided such delivery is within 90 days following Executive’s initial actual knowledge of the occurrence of events that result in Good Reason. No resignation for Good Reason will be effective unless during the 30-day period following the delivery of the Notice of Termination, the Company has not cured the events that result in Good Reason. If Executive’s employment is terminated without Cause (other than by reason of death or Disability), or if Executive resigns for Good Reason, Executive will receive:
(1)     the Accrued Obligations;
(2)     any earned but unpaid Annual Bonus for a prior year;
(3)     an amount equal to 100% of the target Annual Bonus for the year of termination;
(4)     a payment equal to 100% of the annual Base Salary in effect on the termination date;
(5)     a payment equal to the cost of health insurance coverage under COBRA for 18 months;
(6)     accelerated vesting of the portion of each of Executive’s GoDaddy equity awards that vests solely based on service (including the RSUs but excluding the PSUs or any other performance-based GoDaddy equity awards) that would have vested during the 12 months following the termination date had Executive continued to be a Service Provider under the 2015 Incentive Plan through such period; and
(7)     vesting of the portion of each of Executive’s GoDaddy equity awards that would have vested in whole or in part upon satisfaction of performance criteria (including the PSUs) for the performance period(s) ending on or within twelve (12) months following the termination date assuming Executive’s continuous service through each such performance period (with any individual performance criteria deemed fully satisfied) and based on the extent, if any, that the underlying performance criteria for such performance period (s) are satisfied with respect to such awards and multiplied by a fraction, the numerator of which is the number of calendar days elapsed in each such performance period as of the date of Executive’s termination of employment and the denominator of which is 365. Such awards shall be settled within five (5) days of the determination of the attainment of the performance criteria for such performance period(s).
(iv)    Termination of Employment During a Change in Control Period. If Executive’s employment is terminated under circumstances that would entitle Executive to payment of benefits under Section 5(b)(iii) and such termination of employment occurs during the period that begins three months prior to a Change in Control and ends on the date that is 18 months after a Change in Control, then Executive will receive the benefits described in Section 5(b)(iii), but the payment in Section 5(b)(iii)(3) will be equal to 150% of target Annual Bonus, the payment in Section 5(b)(iii)(4) will be equal to 150% of annual Base Salary in effect on the termination date (or the date immediately prior to the Change in Control if higher), the health insurance coverage payment in Section 5(b)(iii)(5) will be for 18 months, and the vesting acceleration benefit in Section 5(iii)(6) will apply to 100% of the then-unvested portion of Executive’s time-based and performance-based GoDaddy equity awards (with vesting of Executive’s performance-based GoDaddy equity awards to be determined assuming attainment of the greater of target level performance or actual performance and with any individual performance criteria deemed fully satisfied).
(c)    Exclusive Remedy. If a termination of Executive’s employment with the Company occurs, the provisions of this Section 5 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment other than those benefits expressly set forth in this Section 5.
6.    Conditions to Receipt of Severance; No Duty to Mitigate.
(a)    Separation Agreement and Release of Claims. Executive will not receive severance pay or benefits other than the Accrued Obligations unless (x) Executive signs and does not revoke a separation agreement and release of claims mutually agreeable between Executive and the Company based on the Company’s form release of claims for senior Company executives in effect at the time of Executive’s termination to be provided to Executive at the time of such termination (the “Release”) and (y) such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. All payments will be made upon the first Company payroll date following the effectiveness of the Release but will be delayed until the first payroll date in the next-subsequent calendar year if the 60-day Release window spans two calendar years and the first payroll date in the next-subsequent calendar year is later (and it’s necessary so their timing does not result in the imposition on Executive of additional taxes under Section 409A). For avoidance of doubt, although Executive’s severance payments and benefits are contractual rights, not “damages,” Executive is not required to seek other employment or otherwise “mitigate damages” as a condition of receiving such payments and benefits.
(b)    If any amount or benefit that would constitute non-exempt “deferred compensation” under Internal Revenue Code (“Code”) Section 409A would be payable under this Agreement by reason of Executive’s “separation from service” during a period in which Executive is a “specified employee” (within the meaning of Section 409A as determined by the Company), then to the extent necessary to avoid the imposition on Executive of additional taxes under Section 409A, any payment or benefits will be delayed until the earlier of six (6) months and one (1) day following Executive’s separation from service or Executive’s death.
(c)    Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Treasury Regulations Section 1.409A-2(b)(2).
(d)    Covenants. Executive’s receipt of any payment or benefits other than Accrued Obligations will be subject to Executive continuing to comply with his confidentiality obligations to the Company and Section 9 hereof, provided that no breach of the foregoing shall constitute grounds for terminating any such payments or benefits unless and until the Company shall have given Executive reasonably detailed written notice of such breach and reasonable opportunity to cure, and Executive shall have failed to reasonably cure such material breach in a timely manner. In no event shall Executive be required to re-pay or restore to the Company any such payments or benefits paid (or due) prior to the occurrence of any such uncured noncompliance.
7.    Definitions.
(a)    Cause means (i) willfully engaging in illegal conduct or gross misconduct that is materially injurious to the Company or any of its Subsidiaries (as defined in the 2015 Incentive Plan); (ii) conviction of, or entry of a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, material misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to Executive at the expense of the Company or any of its Subsidiaries; (iv) willful material breach of any written policies of the Company or any of its Subsidiaries including any agreement between Executive and the Company (to the extent such policy or policies were previously provided to Executive); or (v) willful and continual failure to substantially perform his duties with the Company or any of its Subsidiaries (other than a failure resulting from his incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written demand for substantial performance is delivered to Executive by the Company or one of its Subsidiaries which specifically identifies the manner in which the Company believes Executive has not substantially performed Executive’s duties.
(b)    Change in Control means Change in Control as defined in the 2015 Incentive Plan.
(c)    Disabled means physically or mentally incapacitated and unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is a “Disability”). Any question as to the existence of a Disability will be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each will appoint a physician and those two physicians will select a third physician who will make such determination in writing. The determination will be final and conclusive for this Agreement.
(d)    Good Reason means (i) a material reduction of Executive’s duties, position, reporting structure, or responsibilities, relative to Executive’s duties, position, reporting structure or responsibilities as of the Effective Date; (ii) a material reduction in Executive’s Base Salary or Annual Bonus as of the Effective Date; (iii) the relocation of Executive’s place of employment to a facility or location more than thirty-five (35) miles from Executive’s current place of employment; or (iv) the Company’s or GoDaddy’s material breach of this Agreement or any other agreement with Executive.
8.    Limitation on Payments; Section 280G. If any severance or other benefits payable to Executive (i) are “parachute payments” within the meaning of Code Section 280G and (ii) but for this Section 8, would be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will reduced to a level that will result in no tax under Code Section 4999 unless it would be better economically for Executive receive all of the benefits and pay the excise tax. If a reduction in benefits is necessary for this purpose, then the reduction will occur in the following order (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. If the acceleration of vesting of equity award compensation is to be reduced, that acceleration of vesting will be cancelled in the reverse order of the grant date of Executive’s equity awards. Any determination required under this Section 8 will be made in writing by an independent professional services firm chosen by the Company immediately prior to a Change in Control and paid for by the Company and that determination will be conclusive and binding upon Executive and the Company for all purposes.
9.    Covenants.
(a)    Executive acknowledges and agrees to continue to abide by the terms of the Company’s confidential information and restrictive covenant agreement previously executed with the Company. (“Restrictive Covenant Agreement”).
(b)    During the Employment Term and continuing for a period of 1 year after Executive’s termination date, Executive agrees not to make any public statement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the GoDaddy, Parent or any of their subsidiaries (including the Company), any of the investment funds invested in Parent or any affiliated funds (all of the foregoing collectively, the “Company Group”); provided, that the non-disparagement provisions of this Section 9(b) will not apply to any statements that Executive makes in addressing any disparaging statements made by the Company Group or their respective officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are truthful. GoDaddy, Parent and their subsidiaries (including the Company) shall instruct their respective officers and directors to refrain from making any disparaging statements about Executive for the same period for which Executive is subject to the non-disparagement provisions of this Section 9(b); provided, however, that the non-disparagement provisions will not apply to any statements that GoDaddy, Parent or any of their subsidiaries (including the Company) or their respective officers and directors make in addressing any disparaging statements made by Executive regarding the Company Group or its officers and directors so long as such statements are truthful. Executive, Parent, GoDaddy and the Company expressly consider the restrictions contained in this Section 9(b) to be reasonable.
10.    Miscellaneous.
(a)    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.
(b)    Entire Agreement. This Agreement along with the Restrictive Covenant Agreement and the Equity Documents, contains the entire understanding of the parties with respect to Executive’s employment and supersedes any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Notwithstanding the foregoing, Executive shall be covered by the Company’s applicable liability insurance policy and its indemnification provisions for actions taken on behalf of the Company during the course of Executive’s employment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties that references this Section 10(b).
(c)    Severability. In the event that any one or more of the provisions of this Agreement will be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected.
(d)    Assignment. Neither this Agreement nor any of Executive’s rights and duties under it is assignable or delegable by Executive. Any purported assignment or delegation by Executive will be null and void. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of its business operations. Upon such assignment, the rights and obligations of the Company hereunder will become the rights and obligations of such affiliate or successor person or entity.
(e)    Successors; Binding Agreement. This Agreement will inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors and heirs.
(f)    Notice. The notices and all other communications provided for in this Agreement will be deemed to have been duly given when delivered by hand or overnight courier addressed to the addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.
GoDaddy.com, LLC        To most recent address as set forth
14455 North Hayden Road, Suite 100        in Executive’s personnel records
Scottsdale, AZ 85260
Attention: Chief Legal Officer
(g)    Executive Representations. Executive represents to the Company that the execution of this Agreement by Executive and the Company and the performance of Executive’s duties hereunder will not breach, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
(h)    Cooperation. Subject to the Company’s compliance with Section 9(b) and this Section 10(h), Executive will provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company or its affiliates. Executive’s cooperation pursuant to this Section 10(h) will be at no cost to Executive, and if such cooperation occurs after the termination of this Agreement, the Company will promptly advance or reimburse all reasonable costs incurred by Executive in connection with such cooperation. This provision will survive any termination of this Agreement. The Company will provide reasonable compensation to Executive for any services rendered at the Company’s request.
(i)    Amendment; Waiver of Breach. No amendment of this Agreement will be effective unless it is in writing and signed by both parties. No waiver of satisfaction of a condition or failure to comply with an obligation under this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will be a waiver of satisfaction of any other condition or failure to comply with any other obligation. To be valid, any document signed by the Company must be signed by the Company’s Chief Executive Officer.
(j)    Counterparts. This Agreement may be executed in counterparts. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement.
Each party is signing this Agreement on the date set out below its signature.

GoDaddy.com, LLC

/s/ Nima Kelly
By: Nima Jacobs Kelly
September 24, 2019

Andrew Low Ah Kee

/s/ Andrew Low Ah Kee
September 23, 2019

GoDaddy Inc.

/s/ Nima Kelly
By: Nima Jacobs Kelly
September 24, 2019

Desert Newco, LLC (Soley for purposes of Section 9(b) hereof)

/s/ Nima Kelly
By: Nima Jacobs Kelly
September 24, 2019